Exhibit 99.1

CTI Group Announces Formation of Special Committee of Board of Directors

March 8, 2013

CTI Group (Holdings) Inc. (OTCQB: CTIG), a leading developer of innovative carrier grade analysis, billing and recording solutions for fixed, mobile and converged communications, announced today that its Board of Directors has formed a Special Committee to, among other things, evaluate and determine CTI Group’s response to the proposal made on March 7, 2013, by Fairford Holdings Limited, Michael Reinarts and John Birbeck, to purchase all of the outstanding shares of stock of CTI Group for a cash purchase price of $0.29 per share.

Fairford Holdings Limited is an indirect wholly owned subsidiary of Salah H. Osseiran, a member of CTI Groups’ Board of Directors, Mr. Reinarts is CTI Group’s Chairman of the Board, and Mr. Birbeck is CTI Group’s Chief Executive Officer and is a member of CTI Group’s Board of Directors.

The Special Committee is in the process of retaining legal counsel and financial advisors in connection with the proposal.

The Board of Directors cautions CTI Group’s stockholders and others considering trading in its securities that the Board of Directors has only recently received the proposal and that no decisions have been made by the Board of Directors or the Special Committee with respect thereto. There can be no assurance that any definitive offer will be made or accepted, that any agreement will be executed, or that any transaction will be consummated in connection with the proposal.

If the proposal is accepted by CTI Group, then the acquiring person or entity and CTI Group will be required to make certain other filings regarding the proposed transaction with the Securities and Exchange Commission (the “SEC”). Investors and security holders are urged to read all such filings regarding the proposed transaction, if and when the transaction proceeds and such filings are made, because they will contain important information. Free copies of any such filings (if and when they become available) and other documents filed by CTI Group with the SEC will be available at the SEC’s web-site, www.sec.gov. Information concerning any participants in any solicitation of CTI Group’s stockholders that is made in connection with the proposed transaction will be disclosed when available.

About CTI Group

CTI Group (Holdings) Inc. is an international provider of electronic invoice processing and management, enterprise communications management software and services solutions, and carrier class voice over internet protocol (VoIP) management applications. CTI Group’s Analysis®, SmartBill®, SmartRecord® and Proteus® product suites offer Carriers a full array of Cloud-based, real-time solutions for traffic analysis, post-billing call analysis, customer care and call recording. CTI Group’s products are used by some of the top service providers in North America and the United Kingdom, and play a trusted role in managing telephony costs at major corporations internationally. Headquartered in Indianapolis, CTI Group maintains overseas offices in London and Blackburn, UK. For more information, please visit CTI Group’s website at www.ctigroup.com.

Safe Harbor Statement

This release may contain “forward-looking” statements. Examples of forward-looking statements include, but are not limited to: (a) projections of revenue, capital expenditures, growth, prospects, dividends, capital structure and other financial matters; (b) statements of plans and objectives of CTI Group or its management or Board of Directors; (c) statements of future economic performance; (d) statements of assumptions underlying other statements and statements about CTI Group and its business relating to the future; and (e) any statements using the words “could”, “should”, “anticipate”, “expect”, “may”, “project”, “intend”, “will”, “believe” or similar expressions. CTI Group’s ability to predict projected results or the effect of events on CTI Group’s operating results is inherently uncertain. Forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those discussed in this document. These factors include, but are not limited to: effects of current economic crisis, ability to attract and retain customers to purchase its products, ability to develop or launch new software products, technological advances by third parties and competition, ability to protect CTI Group’s patented technology, ability to obtain settlements in connection with its patent enforcement activities and risks described in CTI Group’s periodic reports filed with the SEC.

Press Contact

Manfred Hanuschek

CTI Group

Tel: +4317-262-4666

Email: fhanuschek@ctigroup.com

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